Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                  (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2025
IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $4.3 million, or $1.37 per basic share and diluted share for the fiscal year ended June 30, 2025, compared to $1.8 million, or $0.57 per basic and diluted share for the fiscal year ended June 30, 2024.  The Company also announced net income of $1.4 million, or $0.45 per basic share and diluted share for the three months ended June 30, 2025, compared to $431,000, or $0.13 per basic and diluted share for the three months ended June 30, 2024.
 Walter H. “Chip” Hasselbring, III, Chairman and Chief Executive Officer, commented “Though interest rates remained unchanged in the quarter ending June 30, 2025, we continued to improve our net interest margin resulting in higher earnings per share and net income than in the prior fiscal year end. Our book value per share finished the June 30, 2025 quarter at $24.42. And as previously reported, the Board and management are always evaluating and exploring opportunities to enhance shareholder value."
Net income increased $2.5 million, or 140.4%, to $4.3 million for the year ended June 30, 2025, from $1.8 million for the year ended June 30, 2024.  For the year ended June 30, 2025, net interest income was $20.8 million, compared to $17.7 million for the year ended June 30, 2024.  Interest income increased to $43.4 million for the year ended June 30, 2025, from $41.0 million for the year ended June 30, 2024.  Interest expense decreased to $22.6 million for the year ended June 30, 2025, from $23.3 million for the year ended June 30, 2024.  The Company recorded a credit for credit losses of $701,000 for the year ended June 30, 2025, compared to a provision for credit losses of $32,000 for the year ended June 30, 2024.  Noninterest income increased to $4.9 million for the year ended June 30, 2025, from $4.4 million for the year ended June 30, 2024.  Noninterest expense increased to $20.5 million for the year ended June 30, 2025, from $19.7 million for the year ended June 30, 2024.  For the year ended June 30, 2025, income tax expense totaled $1.6 million compared to $565,000 for the year ended June 30, 2024.
Total assets were $887.7 million at both June 30, 2025 and 2024.  Cash and cash equivalents increased to $20.1 million at June 30, 2025, from $9.6 million at June 30, 2024.  Investment securities decreased to $187.8 million at June 30, 2025, from $190.5 million at June 30, 2024.  Net loans receivable decreased to $633.6 million at June 30, 2025, from $639.3 million at June 30, 2024.  Deposits decreased to $721.3 million at June 30, 2025, from $727.2 million at June 30, 2024.  Total borrowings, including FHLB advances and repurchase agreements, decreased to $72.9 million at June 30, 2025 from $76.0 million at June 30, 2024.   Stockholders’ equity increased to $81.8 million at June 30, 2025 from $73.9 million at June 30, 2024.  Equity increased primarily due to net income of $4.3 million, an increase of $4.3 million in accumulated other comprehensive income (loss), net of tax, and ESOP and stock equity plan activity of $608,000, partially offset by the accrual of approximately $1.3 million in dividends to our shareholders.  The increase in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax.
As announced on August 13, 2025, IF Bancorp, Inc. will pay a cash dividend of $0.20 per common share on or about October 17, 2025, to stockholders of record as of the close of business on September 26, 2025.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including changes in interest rates, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2025	Quarter Ended June 30, 2024	Year Ended June 30, 2025	Year Ended June 30, 2024
	(unaudited)	(unaudited)	(unaudited)
Interest income	$10,849	$10,661	$43,417	$40,984
Interest expense	5,097	6,162	22,603	23,255
Net interest income	5,752	4,499	20,814	17,729
Provision (credit) for credit losses	(371)	(164)	(701)	32
Net interest income after provision (credit) for credit losses	6,123	4,663	21,515	17,697
Noninterest income	1,103	1,203	4,944	4,386
Noninterest expense	5,233	5,335	20,542	19,728
Income before taxes	1,993	531	5,917	2,355
Income tax expense	552	100	1,613	565

Net income	$1,441	$431	$4,304	$1,790

Earnings per share (1):
Basic	$0.45	$0.13	$1.37	$0.57
Diluted	$0.45	$0.13	$1.37	$0.57

Weighted average shares outstanding (1):
Basic	3,233,650	3,215,905	3,151,025	3,132,153
Diluted	3,233,650	3,215,905	3,151,025	3,132,153

Performance Ratios
	Year Ended June 30, 2025	Year Ended June 30, 2024
	(unaudited)
Return on average assets	0.49%	0.20%
Return on average equity	5.52%	2.54%
Net interest margin on average interest earning assets	2.47%	2.10%
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Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2025	Year Ended June 30, 2024
	(unaudited)
Assets	$887,659	$887,745
Cash and cash equivalents	20,092	9,571
Investment securities	187,753	190,475
Net loans receivable	633,603	639,297
Deposits	721,258	727,177
Total borrowings, including repurchase agreements	72,919	76,021
Total stockholders’ equity	81,837	73,916
Book value per share (2)	24.42	22.04
Average stockholders’ equity to average total assets	8.83%	7.99%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2025	Year Ended June 30, 2024
	(unaudited)
Non-performing assets (3)	$211	$173
Allowance for credit losses	6,627	7,499
Non-performing assets to total assets	0.02%	0.02%
Allowance for credit losses to total loans	1.04%	1.16%

(1)  Shares outstanding do not include ESOP shares not committed for release.
(2)  Total stockholders’ equity divided by shares outstanding of 3,351,526 and 3,353,026 at June 30, 2025 and 2024, respectively.
(3)  Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.